Exhibit 16.1

January 21, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 20, 2022, to be filed by our former client, Ramaco Resources, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas